Exhibit 99

Yadkin Valley Financial Corporation Declares First Quarter Dividend

Elkin, NC—March 23, 2009—Yadkin Valley Financial Corporation (NASDAQ: YAVY) today announced a regular quarterly cash dividend of $0.06 per share for the first quarter of 2009, compared to $0.13 per share in the fourth quarter of 2008. The dividend is payable on April 24, 2009 to shareholders of record on April 3, 2009, and represents a yield of 3.34% based on Yadkin Valley’s closing price of $7.18 as of March 20, 2009.

Bill Long, President and Chief Executive Officer of Yadkin Valley Financial Corporation, commented, “While it is a reduction from the fourth quarter, the first quarter dividend is our 85th consecutive quarterly dividend. We believe the reduction in our quarterly cash dividend strikes the right balance between rewarding our shareholders and preserving our capital during a prolonged downturn in the economic environment.”

About Yadkin Valley Financial Corporation

Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full service community bank providing services in 29 branches throughout its four regions in North Carolina. The Yadkin Valley Bank region serves Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties, and operates a loan production office in Wilmington, NC. The Piedmont Bank region serves Iredell and Mecklenburg Counties. The High Country Bank region serves Avery and Watauga Counties. The Cardinal State Bank region serves Durham, Orange, and Granville Counties. The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof. The Company is subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10Q for 2008. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.

For additional information contact:

Edwin E. Laws

Chief Financial Officer

(336) 526-6313

Megan R. Malanga

Nvestcom Investor Relations

(954) 781-4393

megan.malanga@nvestcom.com